Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements of Lion Group Holding Ltd. and its subsidiaries (“the Group”) of our report dated April 28, 2023, relating to the Group’s consolidated financial statements as of December 31, 2022 and 2021, and for each of the years in the three-year period ended December 31, 2022 which appear in this Annual Report on Form 20-F for the year ended December 31, 2022.

(1)	Registration Statement (Form F-1 No. 333-240292) pertaining to original minority shareholders, PAAC founder shares and shares underlying public warrants,

(2)	Registration Statement (Form F-1 No. 333-249185) pertaining to 2020 PIPE shares and warrants,

(3)	Registration Statement (Form S-8 No. 333-251127) pertaining to 2020 Employee Shares Incentive Plan, and

(4)	Registration Statement (Form F-1 No. 333-255202) pertaining to 2021 Call Options.

/s/ UHY LLP

New York, New York

April 28, 2023